Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NOBLE ENERGY, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware,

Noble Energy, Inc. (hereinafter called the “Corporation”) does hereby certify as follows:

FIRST: Article FOURTH of the Corporation’s Certificate of Incorporation is hereby amended by deleting the first grammatical paragraph and substituting therefor the following:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 504,000,000, consisting of (1) 4,000,000 shares of Preferred Stock, $1.00 par value (“Preferred Stock”), and (2) 500,000,000 shares of Common Stock, $0.01 par value (“Common Stock”).

The remainder of Article FOURTH of the Corporation’s Certificate of Incorporation shall remain unchanged.

The foregoing amendment was duly adopted in accordance with Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 25th day of May, 2012.

NOBLE ENERGY, INC.

By:	/s/ Kenneth M. Fisher
Name:	Kenneth M. Fisher
Title:	Senior Vice President, Chief Financial Officer